Exhibit 10.7

DATED 29 OCTOBER 2006

(1) RENESOLA AMERICA INC.

(2) RENESOLA LTD.

(3) PAN JIAN LI

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on 29th day of November 2006

BETWEEN:-

(1) RENESOLA AMERICA INC., a company incorporated in the United States with the registered address at 1209 Orange Street, Wilmington, New Castle, Delaware 19801, Unite States of America (the “Company”);

(2) RENESOLA LTD, a company incorporated in The British Virgin Islands with the registered number 1016246 and having its registered office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (“ReneSola”); and

(3) LI PAN JIAN (US Resident Card: A073517770), a resident of United States of America with residential address at 11108 Bitter Dell Court, Fort Wayne, IN 46814, Unite States of America (the “Employee”)

IT IS AGREED as follows:-

1.	EMPLOYMENT

The Company shall employ and continue to employ the Employee and the Employee shall serve and continue to serve the Company as Chief Executive Officer of the Company and its group of companies in such capacity as ReneSola Ltd. may request in agreement with him. The Employment shall, subject to Clause 9, be for an initial period of five (5) years from the effective date. Thereafter, the Employment shall automatically continue unless terminated in accordance with Clause10.

2.	DUTIES

2.1	The Employee shall be the Chief Executive Officer of the Company. His duties shall include (but not be in any way restricted to):-

2.1.1	using his best endeavors to promote the interests and reputation of the Group giving at all times the full benefit of his knowledge expertise and skill;

2.1.2	faithfully and diligently and to the best of his ability exercise such powers and perform such duties in relation to the Group’s business as the Board may from time to time require;

2.1.3	refraining from making any false or misleading statements about the Group;

2.1.4	implementing policies laid down by the Board and translating them into operational plans and day-to-day directives;

2.1.5	keeping the operation of the Company under constant review and presenting to the Board periodic statements, accounts reports and statistics showing the progress and performance of the Company and the other Group Company;

2.1.6	making plans for the future development and growth of the Company in developed and developing markets for the Company’s services;

2.1.7	considering and implementing changes in the Group’s organizational structure and in the allocation of the responsibilities that may be required to provide for growth and changes on activities, the business environment and personnel;

2.1.8	representing the Company in relevant associations, trade and commercial organizations, trade delegations, charities and public organizations which will enhance the prestige and recognition of the Company; and

2.1.9	maintaining and developing good relations with governmental agencies and public of any country which the Company has or will have operations therein.

2.2	The Employee shall work such hours as are necessary for the proper performance of his duties under this Agreement at such times as the Employee shall reasonably determine bearing in mind his fiduciary duties as a director of the Company.

2.3	During the Employment, the Employee shall well and faithfully serve the Company and use his utmost endeavors to promote its interests, but so far as is reasonably possible, not in any way which may conflict with the interests of any other Group Company, which interests the Employee shall use his utmost endeavors to promote.

3.	PLACE OF WORK

3.1	The place of work will be at the Company’s premises. The Employee may be required to travel to clients’ sites and premises in the course of his duties.

3.2	During the course of the employment, the Employee may be required to change his place of work to premises maintained by the Company from time to time. The Employee will be given as much notice as possible of any such change.

4.	REMUNERATION

4.1	ReneSola Ltd. shall pay the base salary to the Employee at a yearly rate of US$130,000. The

Employee shall be solely responsible for income tax liability arising from the employment under this Agreement. The federal, state and local income tax and Medicare cost shall be deducted from the salary of the Employee under the laws of relevant jurisdiction to deduct. Such salary shall be payable monthly and in arrears on or around the 25th of each month.

4.2	The Employee is entitled to annual cash bonus of approximately US$30,000 paid by ReneSola Ltd. If his annual performance meets the expectation of the Board of Directors of ReneSola Ltd.

4.3	The Employee is entitled to annual performance review and salary increase according to his merits.

4.4	The Employee’s salary shall include any compensation in relation to their confidentiality obligations pursuant to Clause 11 of this Agreement.

5.	EXPENSES

The Company shall reimburse the Employee any traveling, hotel entertainment and other out-of-pocket expenses reasonably incurred by him in the proper performance of his duties, subject to financial management procedures set up by the Company. Any credit card supplied to the Employee by the Company shall be used solely for expenses incurred by him in the course of the Employment and the Employee shall immediately return any such card to the Company whenever so required by the Board.

6.	EMPLOYEE BENEFIT SCHEME

The Company shall, during the continuance of the Employment, provide the Employee with benefits comparable with those provided by his previous employer including:

6.1	Life insurance with five times of annual base salary;

6.2	Business travel accident coverage and 24-hour accident coverage;

6.3	Disable insurances;

6.4	Medical and dental insurance for employee and his immediate family; and

6.5	401(k) retirement plan with dollar to dollar match up to 6% of annual base salary.

7.	SHARE SUBSCRIPTION

The Employee is entitled to free ReneSola stock shares of approximate 40,000 ur its (before any split) each year in employment of ReneSola. These shares shall be granted in

January of the following year (The first grant shall be in January 2008). This is contingent upon the establishment of ReneSola Employee Incentive Plan (“REIP”) and its structure. The Employee’s entitlement to the Shares granted to him shall be subject to Share Subscription Agreement entered into between the Employee and ReneSola Ltd.

8.	HOLIDAYS AND SICKNESS

8.1	The Employee shall be entitled in each calendar year to Twenty (20) working days’ holiday with full salary (in addition to statutory holidays) to be taken at such reasonable time or times as may be approved by the Board. The Employee may accumulate and carry forward unused holidays to following calendar year provided that all such holiday days shall be taken and cleared within the first (6) months of such following calendar year. All holiday days not taken by such time shall be forfeited. The entitlement to holiday and, on termination of the Employment, holiday pay in lieu of holiday, shall accrue pro rata throughout each calendar year of the Employment.

8.2	If the Employee shall during the continuance of this Agreement be incapacitated by ill-health or accident from performing his duties hereunder (and he shall if required produce to the Company evidence of such incapacity) for a period or periods aggregating 90 days or more in any period of 12 months, the Company may by written notice to the Employee forthwith or as from a future date specified in the notice discontinue payment in whole or part of his remuneration under Clauses 5 until such incapacity shall cease or (whether or not his remuneration shall have been discontinued as aforesaid) terminate this Agreement by giving the balance of notice which the Employee is entitled to receive under Clause 10 less the length of the period for which he has been incapacitated. Subject to the provisions of this Clause remuneration shall continue to be payable to the Employee under Clause 5 notwithstanding such incapacity. For avoidance of doubt, the Employee’s entitlement to the Shares granted to him shall be subject to Share Subscription Agreement.

9.	TERMINATION

9.1	Except as otherwise provided in Clauses 1 and 9.2, the Employment may be terminated by either party giving the other not less than one (1) month’ notice in writing provided that the Company shall have the option to pay salary (pro-rated) in lieu of any required period of notice.

9.2	Notwithstanding the other provisions of this Agreement, the Company may terminate the Employment forthwith without prior notice (but without prejudice to the rights and remedies of the Company) for any breach of this Agreement in any of the following cases:-

9.2.1	if the Employee fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the Board;

9.2.2	if the Employee is guilty of dishonestly or serious or misconduct, in all cases whether or not in connection with or referable to the Employment;

9.2.3	if the Employee becomes bankrupt or has a receiving order made against him or makes any general composition with his creditors;

9.2.4	if the Employee is convicted of any criminal offence, which might reasonably be thought to adversely affect the performance of his duties;

9.2.5	if the Employee does any act or thing which may bring serious discredit on the Company or any other Group Company;

9.2.6	commits any serious breach of the Company’s operating procedures (as laid down by the Company and communicated to the Employee from time to time) and have caused serious financial loss to the Company;

9.2.7	if the Employee fails to observe and perform any of the duties and responsibilities imposed by this Agreement or which are imposed by law;

9.2.8	if the Employee becomes unsound of mind or suffers from a mental disorder; or

9.2.9	if the Employee otherwise acts in breach of this Agreement so as materially to prejudice the business of the Company or any other Group Company.

9.3	The Employee shall not, at any time after termination of the Employment for whatever reason, represent himself as being in any way connected with the business of the Company.

9.4	Upon termination of the Employment for whatever reason the Employee shall forthwith deliver to the Company or its authorized representative such of the following as are in his possession or control:-

9.4.1	all keys, security and computer passes, plans statistics, documents, records, papers, magnetic disks, tapes or other software storage media including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Employee of any confidential information (as described in Clause 12.2)

9.4.2	all credit cards and charge cards provided for the Employee’s use by the Company; and

9.4.3	all other property of the Group not previously referred to this Clause.

10.	NON-COMPETITION RESTRICTIONS

10.1	The Employee shall not, at any time during the period of the Employment and for a period of two (2) years after the termination of the Employment, do or permit any of the following without the prior written consent of the Board of ReneSola Ltd.:-

10.1.1	directly or indirectly carry on or be engaged or interested in any capacity in any other business, trade or occupation whatsoever, except, in a business, trade or occupation which does not compete with the business or businesses of the Company or ReneSola Ltd. or except as disclosed or declared in writing to the Company or ReneSola Ltd. prior to the date hereof;

10.1.2	either solely or jointly with or on behalf of any person, firm or corporation directly or indirectly carry on or be engaged or interested in any business competing with the business or businesses of the Company or ReneSola Ltd.;

10.1.3	either solely or jointly with or on behalf of any person, firm or corporation solicit the custom of any person who is or has been at any time during the period of the Employment:-

(a)	a customer, agent or correspondent of the Group or in the habit of dealing with the Group;

(b)	in commercial negotiations with the Company or ReneSola Ltd with a view to placing business with the Company or ReneSola Ltd.; or

(c)	visited by the Employee on behalf of the Company or ReneSola Ltd. for the purpose of ascertaining the possibility of such person doing business with the Company or ReneSola Ltd., for the purpose of offering to such person goods or services similar to or competing with those of the business or businesses of the Company or ReneSola Ltd.;

10.1.4	either on his own account or in conjunction with or on behalf of any other person, firm, or company solicit or entice away, from the Group any person who was employed in an Employee, technical or managerial capacity in the Group at the date of termination of his employment whether or not such person would commit a breach of his contract of employment by reason of leaving such employment.

10.1.5	at any time hereafter in relation to any trade, business or company, use a name in such a way as to be capable of being or likely to be confused with the name of the Company and shall use all reasonable endeavor to procure that no such name shall be used by any person, firm or company with which he is connected; or

10.1.6	cause or permit any person or company directly or indirectly under his control or in which he has any beneficial interests to do the foregoing acts or things.

10.2	Each undertaking contained in Clause 10.1 shall be read and construed independently of the other covenants therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining covenants shall be valid to the extent that they are not held to be so invalid.

10.3	While the covenant in Clause 10.1 is considered by the Company and the Employee to be reasonable in all the circumstances, if one or more should be held invalid as an unreasonable restraint of trade or for an other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

11.	CONFIDENTIALITY

11.1	The Employee shall keep secret and shall not during the period of Employment or afterwards for whatever reason, use for his own or another’s advantage, or reveal to any person, firm or company, any of the trade secrets, business methods or information which the Employee knows or ought reasonably to have known to be confidential concerning the business or affairs of the Company and ReneSola Ltd so far as they shall have come to his knowledge during the Employment. The restrictions contained in this Clause 11.1 shall not apply:-

11.1.1	to any disclosure or use authorized by the Board or required by law; or

11.1.2	to any trade secrets, business methods or information which may lawfully have come into the public domain other than by a breach of this Agreement.

11.2	For the purpose of this Clause 11, confidential information includes but is not limited to any documentation or information marked as confidential and information received or developed by the Company and ReneSola Ltd. which is not publicly available and relates to processes, equipment and techniques used by the Company’s business including but not limited to designs for product and manufacturing plant, technical data and marketing information such as customer lists financial information and business plans.

12	INTELLECTUAL PROPERTY

12.1	All information relating to custom, clients, suppliers, investors, production process, market research, trade secret and other confidential and proprietary information, R&D results and Invention related to the business of the Company and ReneSola Ltd. shall vest and be the absolute property of the Company and ReneSola Ltd.

12.2	The nature of any Inventions made or discovered by the Employee which in any way relates or may be related to an product, process, or business of the Company and ReneSola Ltd. shall forthwith be notified by the Employee to the Company and ReneSola Ltd.

12.3	In case in which the Invention belongs to the Employee, the Company shall be entitled to negotiate with the Employee with a view to acquiring all or any rights title and benefit in the Invention. The Employee shall not, without the prior consent in writing of the Company, disclose the same to any third party except to a chartered patent agent for the purpose of seeking protection for the Invention nor use the same for his own personal benefit or otherwise until the Company has in writing declined to negotiate or acquire the Invention or upon the expiry of three (3) months from the date of disclosure to the Company whichever is the sooner, except that if negotiations are entered into, no disclosure of the Invention to any third party shall be made until the conclusion of such negotiations except to the extent that such disclosure is authorized in writing by the Company.

12.4

The copyright in any computer programs, drawings, diagrams or other works mad or originated by the Employee at any time during the continuance of the Agreement (whether during normal working hours or not) relating to or capable of being used in the business of the Company and ReneSola Ltd. shall vest in the Company (whether or not the work was made by the direction of the Company or was intended to benefit the Company) and the Employee shall, if called upon so to do by the

Company, ant any time hereafter execute such documents and do all acts and things at the Company’s costs as the Company may require to establish to confirm the ownership of such copyright in the Company.

12.5	For the purpose of this Clause 11, “Inventions” shall mean all patentable and non-patentable inventions, discoveries and improvements, processes and know-how, copyright works ( including, without limitation, computer programs), new designs and the like discovered or created b the Employee in the course of the Employment or for the like discovered or created by the Employee in the course of the Employment or for the Company and ReneSola Ltd. or discovered or created as a result ( whether directly or indirectly) of anything done by him in pursuance of his duties hereunder and/or based ( directly or indirectly) on any item of the Information or which in any way relates or may be related to any product, process or business of the company and ReneSola Ltd., and “Information” shall include all communications and information, whether written, visual or oral and all other material supplied to or obtained by the Employee in the course of the Employment and duties hereunder.

13.	MISCELLANEOUS

13.1	For such time that ReneSola Ltd. remains the ultimate holding company of the Company, the parties to this Agreement hereby expressly agree and acknowledge that this Agreement shall become effective only after approval from the board of ReneSola Ltd. is obtained and ReneSola Ltd. shall be entitled to enforce the provisions of this Agreement as against the Employee.

13.2

This Agreement shall from the effective date operate in substitution for any terms of service previously in force between the Company and the Employee but without prejudice to the rights, liabilities and obligations (if any) of either party accrued prior to that date. For the avoidance of doubt, the years of service of the Employee with the Company will be treated as continuous as from the date of this first employment with the Company on the effective date and recognized for employee benefit scheme. The understanding between the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon an representation, warranty or undertaking which is not set out in this Agreement or referred to in this Agreement as forming part of the contract of employment of the Employee.

13.3	The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable, by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

13.4	The waiver by the Company of any breach of any terms of this Agreement shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

13.5	No variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless made in writing and signed by or on behalf of both parties.

13.6	Any notice to be given hereunder to the Employee may be served by being handed to him personally or by being sent by registered post to him at his address as set out at the beginning of this Agreement (or such other address as she may have notified the Company); and any notice to be given to the Company may be served by being left at or sent by registered post to the address as set out at the beginning of this Agreement ( or such other address as the Company may have notified the Employee). Any notice served by hand shall be deemed to have been served on the date of service, and any notice served by post shall be deemed to have been served on the day ( excluding Sundays and public holidays) next following the date of posting.

13.7	This Agreement shall be governed by and construed in accordance with the laws of United States.

13.8	Except as otherwise provided herein, a person who is not a party has no right to enforce or to enjoy the benefit of any term of this Agreement.

IN WITNESS whereof this Agreement has been entered into on the date stated at the beginning.

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/s/ Xianshou Li
SIGNED by for and on behalf of
RENESOLA AMERICA INC.

/s/ Xianshou Li
SIGNED by LI XIAN SHOU for and on behalf of
RENESOLA LTD

/s/ Panjian Li
SIGNED by PAN JIAN LI